STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

Delivered 5:17 P.M. 6/11/2014

FILED 5:17 P.M. 6/11/2014

SRV 140826610 – 5550049 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

 First: The name of this Corporation is MCGREGOR POWER SYSTEMS, Inc.

Second: Its registered office in the State of Delaware is to be located at 1521 Concord Pike #303, in the City of Wilmington, County of  New Castle, Zip Code 19803. The registered agent in charge thereof is A Registered Agent, Inc..

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total authorized capital stock of this corporation is 2,000,000,000 shares (number of authorized shares) with a par value of .000001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name	Joseph LaCome
Mailing Address

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make , file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my had this 10th day of June, A.D. 2014.

By :	/s/ Joseph LaCome
(Incorporator)
Name:	Joseph LaCome
(Type or Print)